CUI Global Inc. to Re-State FY 2013 Financials

Resulting in an Increase to Net Earnings of

$815,000 or Approximately $0.04 per Share

TUALATIN, OR – May 12, 2014 – CUI Global, Inc. (NASDAQ: CUI) today announced that on May 9, 2014, the Company’s management, in consultation with its Audit Committee concluded that the Company’s previously issued unaudited interim condensed consolidated financial statements contained in its Quarterly Reports on Form 10-Q for the three and six month periods ended June 30, 2013, which was filed with the SEC on August 14, 2013 and the three and nine month periods ended September 30, 2013, which was filed with the SEC on November 13, 2013 and its audited annual consolidated financial statements for year ended December 31, 2013 contained in Form 10-K filed with the SEC on March 31, 2014 should no longer be relied upon, and should be restated due to the following error as described below:

  With regards to the purchase price allocation for the April 1, 2013 acquisition of our wholly owned subsidiary, Orbital Gas Systems, Ltd. (Orbital), the Company has determined that a deferred tax liability and the related increase in goodwill were not recognized at acquisition due to a misapplication of accounting for business combinations and income taxes.

The error has no impact on cash or cash-flow; however, the correction of the error is expected to increase the deferred tax liability and goodwill by $3,671,614 at the date of Orbital’s acquisition and reduces our net loss by $142,455, $522,971 and $150,136 for the quarters ended June 30, 2013, September 30, 2013, and December 31, 2013, respectively, and $815,562 for the full year ended December 31, 2013.

The Company plans to amend its previously filed Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013 and September 30, 2013 and Annual Report on Form 10-K for year ended December 31, 2013 as soon as practicable.

As explained by CUI Global Inc.’s president & CEO, William Clough, “While it is disappointing to have to file this restatement, we are pleased that this error will have no impact on cash or cash flow and a positive impact on our net loss – Decreasing the net loss for FY2013 by $815,562 or approximately $0.04 per share.”

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc's digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

Media Contact:	Outside IR contact:
CUI Global, Inc.	Stonegate Securities
Maggie Lefor	Casey Stegman
Main: 503-612-2300	214-987-4121
press@cuiglobal.com	casey@stonegateinc.com

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